Exhibit 99.1

   NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES IMPROVED SECOND QUARTER AND SIX
                                 MONTH EARNINGS

    WEST CHESTER, Pa., Feb. 14 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, reported improved financial results for the second quarter and six month periods ended December 31, 2005.

    Net Income for the second quarter of fiscal 2006 improved to $1,234,000 or $0.12 per diluted share compared to second quarter fiscal 2005 net income of $999,000 or $0.10 per diluted share. Second quarter revenues from continuing operations for fiscal 2006 were $42,299,000, an increase of 2.4% over the $41,288,000 reported for second quarter fiscal 2005. The Company ended the second quarter of fiscal 2006 with 150 schools, versus 151 schools for the comparable period in the prior year.

    Gross profit for the second quarter of fiscal 2006 increased by $439,000 to $6,109,000 or 14.4% of revenues, from $5,670,000 or 13.7% of revenues in the prior year period. The improved results for second quarter fiscal 2006 resulted primarily from tuition increases of approximately 4.0% to 4.5%, improved school labor and operating expense management, and lower interest expense, partially offset by higher general and administrative expenses. The higher general and administrative expenses included increases in professional fees, consulting fees, and stock option expense in accordance with Statement of Financial Accounting Standard 123(R), offset by decreases in salaries, benefits and recruiting fees.

    The Company also reported that hurricane Wilma impacted the second quarter results of its schools in South Florida, which represent approximately 7% of its schools. The Company estimates the negative impact of this event on the Company's second quarter performance was approximately $0.01 per share. While the Company does not believe that the effects of the hurricane will have any significant long-term negative impact, the Company cannot be certain of the ongoing impact on its customers' homes and employment situations.

    Net income for the six months ending December 31, 2005 improved to $521,000 or $0.05 per diluted share compared to fiscal 2005 net loss of $42,000 or $0.06 per diluted share for the six month period during fiscal 2005. Six month revenues from continuing operations for fiscal 2006 were $79,801,000, an increase of 2.9% over the $77,564,000 reported for the first six months of fiscal 2005. The Company ended the first six months of fiscal 2006 with 150 schools, versus 151 schools for the comparable period in the prior year.

    Gross profit for the first six months of fiscal 2006 increased by $831,000 to $8,919,000 or 11.2% of revenues, from $8,088,000 or 10.4% of revenues in the prior year. The improved results for the six months of fiscal 2006 resulted primarily from tuition increases of approximately 4.0% to 4.5%, improved school labor and operating expense management, and lower interest expense, partially offset by higher general and administrative expenses. The higher general and administrative expenses included increases in professional fees, consulting fees, and stock option expense in accordance with Statement of Financial Accounting Standard 123(R), offset by lower salaries, benefits and recruiting fees.

    George Bernstein, President and Chief Executive Officer of Nobel Learning Communities stated, "The Company's financial performance continues to improve, with our best second quarter and six month results in a number of years. Our gross profit margin and overall financial performance increased. However, as we noted in our first quarter earnings release, our back-to-school enrollment base was disappointing and that trend may continue through the year. We are intensely focused on stimulating enrollments in order to enable us to reach our long-term growth and performance objectives.

    "During the next 90 days we will roll out several initiatives to support a strong back-to-school for fiscal 2007, including our new 'Links to Learning'(TM) pre-school curriculum, which will be used by all Nobel Learning Communities schools across the country. We will also introduce new elementary school curriculum guides, to enhance the communication of our kindergarten through eighth grade curriculum to current and potential students and parents. In addition, we are seeing encouraging results from the Internet marketing campaigns we added this year.

    "During January 2006 we completed the rollout of our new NetSuite(R) information system to all our preschools and elementary schools. Our new system provides increased breadth and timeliness of management information that we believe will allow us to continue to improve our school processes, strengthen our controls and provide a common measurement basis for our operations. With this system in place, each school is now directly connected into our financial systems. We have also recently completed our five-year strategic plan and identified areas for investment and growth as well as the resources and funding required for enhanced growth.

    "We continue to strengthen our balance sheet. The Company's cash position is stronger and our debt is lower than both the second quarter of last year and the end of fiscal 2005. We opened one new school during the first six months of fiscal 2006, and it is already profitable. We are confident that fiscal 2006 will continue our momentum in building long term stockholder value."

    Nobel Learning Communities, Inc. operates 150 schools in 13 states, consisting of private pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

    Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

                        Nobel Learning Communities, Inc.
                      Consolidated Statements of Operations
        For the Thirteen and Twenty Six Weeks Ended December 31, 2005 and
                                 January 1, 2005
                      (In thousands except per share data)
                                   (Unaudited)

                                                  Thirteen Weeks                 Twenty Six Weeks
                                                       Ended                           Ended
                                           ----------------------------    ----------------------------
                                             Dec. 31,         Jan. 1,        Dec. 31,         Jan. 1,
                                               2005            2005            2005            2005
                                           ------------    ------------    ------------    ------------
Revenues                                   $     42,299    $     41,288    $     79,801    $     77,564
Gross Profit                                      6,109           5,670           8,919           8,088
General and administrative expenses               3,675           3,180           7,197           6,463
Operating income                                  2,434           2,490           1,722           1,625
Interest expense                                    378             699             774           1,408
Other income                                        (79)            (37)           (126)            (91)
Income from continuing operations
 before income taxes                              2,135           1,828           1,074             308
Income taxes expense                                833             694             419             117
Income from continuing operations                 1,302           1,134             655             191
Loss from discontinued operations, net
 of taxes                                           (68)           (135)           (134)           (233)
Net income (loss)                                 1,234             999             521             (42)
Preferred stock dividends                           127             169             228             348
Income (loss) available to common
 stockholders                              $      1,107    $        830    $        293    $       (390)

Weighted average common shares:
      Basic                                       7,469           6,748           7,463           6,695
      Diluted                                     9,930           9,635           9,921           6,695

Basic income (loss) per share:
Income (loss) from continuing
 operations                                $       0.16    $       0.14    $       0.06    $      (0.03)
Discontinued operations                           (0.01)          (0.02)          (0.02)          (0.03)
Income (loss) per share                    $       0.15    $       0.12    $       0.04    $      (0.06)

Diluted income (loss) per share:
Income (loss) from continuing
 operations                                $       0.13    $       0.11    $       0.07    $      (0.03)
Discontinued operations                           (0.01)          (0.01)          (0.02)          (0.03)
Income (loss) per share                    $       0.12    $       0.10    $       0.05    $      (0.06)

                                              As of           As of
                                             Dec. 31,        July 2,
                                               2005            2005
                                           ------------    ------------
Selected Balance sheet data:
Cash and cash equivalents                  $      3,459    $      2,925
Property and equipment, net                      24,585          26,007
Goodwill and intangible assets, net              36,829          36,937
Total debt                                       14,312          15,461
Stockholders' equity                             38,325          37,390

SOURCE  Nobel Learning Communities, Inc.
    -0-                             02/14/2006
    /CONTACT:  Tom Frank, CFO of Nobel Learning Communities, Inc.,
+1-484-947-2000/
    /Web site:  http://www.nobellearning.com /